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                                                                     EXHIBIT 4.1

                   COMMON STOCK AND WARRANT PURCHASE AGREEMENT

                          DATED AS OF DECEMBER 9, 2002

                             BETWEEN MATRITECH, INC.
                                       AND
                        THE PURCHASER LISTED ON EXHIBIT A

      THIS COMMON STOCK AND WARRANT PURCHASE AGREEMENT (the "Agreement") is entered into as of the 9th day of December, 2002 between Matritech, Inc., a Delaware corporation ("Matritech") and the Purchaser listed on Exhibit A hereto (the "Purchaser").

                      1. SALE OF COMMON STOCK AND WARRANTS

1.1 SALE OF COMMON STOCK AND WARRANTS. Subject to the terms and conditions contained in this Agreement, Matritech will issue and sell to the Purchaser, and Purchaser will purchase from Matritech, at the Closing (as defined below) the number of Units set forth opposite the Purchaser's name on Exhibit A. Each "Unit" shall be composed of three shares ("Shares") of Matritech common stock, $0.01 par value ("Common Stock") and a warrant to ("Warrant") purchase one share of Common Stock ("Warrant Share"). A form of the Warrant is attached as Exhibit
B. The purchase price per Unit shall be US$5.31 (the "Unit Purchase Price").

1.2 CLOSING DATE. The closing of the purchase and sale of the Units ("Closing") will be held at the offices of Matritech, 330 Nevada Street, Newton, Massachusetts as of December 9, 2002 (the date of the Closing is hereinafter referred to as the "Closing Date").

1.3 DELIVERY. At the Closing, Matritech will deliver to Purchaser (i) certificates representing the Shares and (ii) Warrants purchased by Purchaser, against payment of the aggregate Unit Purchase Price, by wire transfer to Matritech.

                 2. REPRESENTATIONS AND WARRANTIES OF MATRITECH

Matritech hereby represents and warrants to Purchaser as of the Closing Date as follows:

2.1 ORGANIZATION AND STANDING. Matritech is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing as a domestic corporation under the laws of said state and is qualified as a foreign corporation in Massachusetts.
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2.2   CORPORATE POWER, AUTHORIZATION. Matritech has all requisite legal and corporate power and has taken all requisite corporate action to execute and deliver this Agreement and the Warrants, to sell and issue the Shares, the Warrants and the Warrant Shares and to carry out and perform all of its obligations under this Agreement and the Warrants. This Agreement and the Warrants constitute the legal, valid and binding obligation of Matritech, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally and (ii) as limited by equitable principles generally. The execution and delivery of this Agreement and the Warrants does not, and the performance of this Agreement and the Warrants and the compliance with the provisions of this Agreement and the Warrants and the issuance, sale and delivery of the Shares, the Warrants and the Warrant Shares by Matritech will not materially conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien pursuant to the terms of the Amended and Restated Certificate of Incorporation, as amended, or the Amended and Restated Bylaws, as amended, of Matritech or any statute, law, rule or regulation or any state or federal order, judgment or decree or any indenture, mortgage, lease or other agreement or instrument to which Matritech or any of its properties is subject, where such conflict, violation or default is reasonably expected to have a material adverse effect on Matritech's business, financial condition, properties or assets, taken as a whole (a "Material Adverse Effect").

2.3 SECURITIES, WARRANT SECURITIES. The Shares have been duly authorized and when issued and paid for in compliance with the provisions of this Agreement, will be duly and validly issued, fully paid, and nonassessable. The Warrants have been duly authorized and executed by Matritech. The Warrant Shares, when issued and paid for in accordance with the Warrants, will be duly and validly issued, fully paid and nonassessable. Based on the representations and warranties of the Purchaser contained herein, the Shares and the Warrants (and the Warrant Shares) when issued in compliance with the provisions of this Agreement (or the Warrants, if applicable) will be issued in compliance with federal and state securities laws. The issuance and delivery of the Shares and the Warrants (and the Warrant Shares) is not subject to preemptive or any other similar rights of the stockholders of Matritech or any liens or encumbrances. Matritech has reserved such number of shares of its Common Stock as is necessary for issuance of the Warrant Shares.

2.4 CAPITALIZATION. The capitalization of Matritech is as set forth in the Confidential Private Placement Memorandum of Matritech, dated November 1, 2002 (the "Memorandum"), as of the date indicated in the Memorandum. Matritech has not issued any capital stock since that date other than shares of Common Stock issued upon exercise of outstanding options or warrants.

2.5 PRIVATE PLACEMENT MEMORANDUM, SEC DOCUMENTS, FINANCIAL STATEMENTS. Each complete or partial statement, report, prospectus filed under the Securities Act of 1933 ("Securities Act"), or proxy statement included in the Memorandum is a true and complete copy of or excerpt from such document as filed by Matritech with the Securities and Exchange Commission ("SEC") ("SEC Documents"). Matritech has filed all the documents that it was required to file with the SEC under Sections 13 or 14(a) of the Securities


                               Page 2 of 27 Pages
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Exchange Act of 1934 ("Exchange Act"), since the date on which its last report on Form 10-K was filed. Neither the Memorandum as of the date thereof, nor any of the SEC Documents as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as may be indicated in the notes to the financial statements of Matritech included in the SEC Documents (the "Financial Statements") or, in the case of unaudited statements, as permitted by form 10-Q of the SEC, the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial position of Matritech and its subsidiary at the dates thereof and the consolidated results of their operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments).

2.6 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with any United States federal, state, or local governmental authority, including without limitation the U.S. Food and Drug Administration, on the part of Matritech is required in connection with the consummation of the transactions contemplated by this Agreement except for (a) compliance with federal securities laws and state securities laws in the jurisdictions in which Units are offered and/or sold, which compliance will be effected in accordance with such laws, (b) filing the Nasdaq National Market Notification Form for listing of additional shares, which filing will be effected in accordance with the rules thereunder or an appropriate waiver will be obtained, and (c) filing with the SEC and NASD either a Current Report on Form 8-K or a Quarterly or Annual Report on Form 10-Q or 10-K disclosing the terms of the transaction contemplated by this Agreement. The business of Matritech is not being conducted in violation of any law, ordinance or regulation of any governmental entity, including by not limited to the U.S. Food and Drug Administration, except for violations which either singly or in the aggregate would not be reasonably likely to have a Material Adverse Effect.

2.7 NO MATERIAL ADVERSE CHANGE. Except as otherwise disclosed in the Memorandum or in writing or otherwise set forth in the SEC Documents since September 30, 2002, there has not been:

      2.7.1 any change in the assets, liabilities, financial condition or operations of Matritech from that reflected in the Financial Statements except changes in the ordinary course of business which have not been, in the aggregate, materially adverse; any material change in the contingent obligations of Matritech, whether by way of guarantee, endorsement, indemnity, warranty or otherwise;

      2.7.2 any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of Matritech; any declaration or payment of any dividend or other distribution of the assets of Matritech; or

      2.7.3 any other event or condition of any character which has materially and adversely affected Matritech's assets, liabilities, financial condition or operations or prospects.

2.8. INTELLECTUAL PROPERTY. Matritech has sufficient title and ownership of all patents, patent applications, copy rights, trade secrets, trademarks, proprietary information,


                               Page 3 of 27 Pages
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proprietary rights, and processes necessary for its business as now conducted and as now proposed to be conducted in the Memorandum without any conflict with or infringement of the rights of others except as disclosed in the documents filed with the SEC and appended to the Memorandum, to the knowledge of Matritech.

2.9. LITIGATION. Matritech is not engaged in, or a party to, or to its knowledge, threatened with, any claim or legal action or other proceeding before any court, any arbitrator of any kind or any administrative agency, or any governmental investigation, which could have a Material Adverse Effect. There are no orders, rulings, decrees, judgments or stipulations to which Matritech is a party by or with any court, arbitrator, or administrative agency which are material to the business or operation of the Company taken as a whole.

2.10 CONSISTENT TERMS. No Units are being issued and sold at the Closing other than pursuant to terms identical to those contained in this Agreement.

                 3. REPRESENTATIONS AND WARRANTIES OF PURCHASER

      The Purchaser hereby represents and warrants to Matritech as of the Closing Date as follows:

3.1 INVESTMENT EXPERIENCE. Purchaser is an "accredited investor" as defined in rule 501(a) under the Securities Act. Purchaser is aware of Matritech's business affairs and financial condition and has had access to and has acquired sufficient information about Matritech to reach an informed and knowledgeable decision to acquire the Units (including the Warrant Shares). Purchaser has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Units. Purchaser has, in connection with its decision to purchase the number of Units (including Warrant Shares) set forth in Exhibit A, relied solely upon the representations and warranties of Matritech contained herein and in the Memorandum.

3.2 INVESTMENT INTENT. Purchaser is purchasing the Units (including the Warrant Shares issuable upon exercise of the Warrants) for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act. Purchaser understands that the Shares, the Warrants and the Warrant Shares have not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Purchaser's investment intent as expressed herein.

3.3 REGISTRATION OR EXEMPTION REQUIREMENTS. Purchaser further acknowledges and understands that the Shares, the Warrants and the Warrant Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser understands that the certificate(s) evidencing the Shares will be imprinted with a legend that prohibits the transfer of the Shares unless (i) they are


                               Page 4 of 27 Pages
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registered or such registration is not required, and (ii) if the transfer is pursuant to an exemption from registration other than Rule 144 under the Securities Act, and, if Matritech shall so request in writing, an opinion of counsel satisfactory to Matritech is obtained to the effect that the transaction is so exempt. In addition, the Purchaser will refrain from selling, transferring or otherwise disposing of any Shares, the Warrants or the Warrant Shares, or any interest therein, in such manner as to cause Matritech to be in violation of the registration requirements of the Securities Act or applicable state securities or blue sky laws.

3.4 NO LEGAL, TAX OR INVESTMENT ADVICE. Purchaser understands that nothing in this Agreement or any other materials presented to Purchaser in connection with the purchase and sale of the Units (including the Warrant Shares) constitutes legal, tax or investment advice. Purchaser has consulted such legal, tax, and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Units (including the Warrant Shares).

3.5 NO LAW PROHIBITING OR RESTRICTING THE PURCHASE. There shall not be in effect any law, rule or regulation prohibiting or restricting the purchase by Purchaser, or requiring any consent or approval of any person which shall not have been obtained to acquire the Units (except as otherwise provided in this Agreement). The Purchaser has or will take all actions necessary for the sale of the Units (including the Warrant Shares) to comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers the Units (including the Warrant Shares), or any portion thereof, or has in its possession or distributes any offering material, in all cases at its own expense.

3.6 NO BROKERS, FINDERS. Purchaser represents that no person, firm or corporation has or will have, as a result of any act or omission by Purchaser, any right, interest or valid claim against Matritech for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement.

3.7 POWER AND AUTHORITY. Purchaser further represents and warrants to, and covenants with, Matritech that (i) Purchaser has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (ii) this Agreement constitutes a valid and binding obligation of Purchaser enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and except as enforceability may be relating to or limited by equitable principles generally.

                    4. CONDITIONS TO OBLIGATIONS OF PURCHASER

Purchaser's obligation to purchase the Units at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, unless otherwise waived by the Purchaser:



                               Page 5 of 27 Pages
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4.1   REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by Matritech in Section 2 shall be true and correct in all material respects when made and on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date.

4.2 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by Matritech on or prior to the Closing Date have been performed or complied with in all material respects.

4.3 NO ORDER PENDING. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

4.4 NO LAW PROHIBITING OR RESTRICTING THE SALE. There shall not be in effect any law, rule or regulation prohibiting or restricting the sale, or requiring any consent or approval of any person which shall not have been obtained to issue the Units (except as otherwise provided in this Agreement).

4.5 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change between the date of this Agreement and the Closing Date in the financial condition, business or affairs of Matritech.

                    5. CONDITIONS TO OBLIGATIONS OF MATRITECH

Matritech's obligation to sell and issue the Units at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions by Purchaser unless otherwise waived by Matritech:

5.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by Purchaser in Section 3 hereof shall be true and correct in all material respects when made and on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date.

5.2 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.

5.3 NO ORDER PENDING. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

5.4 NO LAW PROHIBITING OR RESTRICTING THE SALE. There shall not be in effect any law, rule or regulation prohibiting or restricting the purchase, or requiring any consent or approval of any person which shall not have been obtained to acquire the Units (except as otherwise provided in this Agreement).



                               Page 6 of 27 Pages
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                6. REGISTRATION OF THE SHARES AND WARRANT SHARES

6.1   REGISTRATION REQUIREMENTS.

      6.1.1 No later than 45 days after the Closing, Matritech shall prepare and file a registration statement with the SEC under the Securities Act to register the resale of the Shares and the Warrant Shares ("Registrable Securities") by the Purchaser and thereafter shall use its best efforts, subject to receipt of necessary information from the Purchaser, to secure the effectiveness of such registration statement within 90 days after Closing if no review by the SEC and within 120 after Closing if reviewed by the SEC .

      6.1.2 Matritech shall pay all Registration Expenses (as defined below) in connection with any registration, qualification or compliance hereunder, and the Purchaser shall pay all Selling Expenses (as defined below) and other expenses that are not Registration Expenses relating to the Registrable Securities resold by such Purchaser. "Registration Expenses" shall mean all expenses, except for Selling Expenses, incurred by Matritech in complying with the registration provisions herein described, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Matritech, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration. "Selling Expenses" shall mean all brokerage or selling commissions, underwriting fees or placement agent fees and stock transfer taxes applicable to the Registrable Securities and all fees and disbursements of counsel or other advisers, if any, for the Purchaser.

      6.1.3 In the case of any registration effected by Matritech pursuant to these registration provisions, Matritech will use its best efforts to: (i) keep such registration effective until the later of such time as (A) all the Warrants have been exercised, redeemed or expired and (B) all the Shares and Warrant Shares have been sold pursuant thereto or, by reason of Rule 144(k) under the Securities Act or any other rule of similar effect, such shares are no longer required to be registered for the unrestricted sale thereof by the Purchaser;
(ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement; (iii) furnish to the Purchaser such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as the Purchaser from time to time may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Securities held by the Purchaser, provided, however, that the obligation of Matritech to deliver such prospectuses to the Purchaser shall be subject to receipt by Matritech of reasonable assurance from Purchaser that Purchaser will comply with the provisions of the Securities Act and of such other securities or blue sky laws as may be applicable in connection with any use of such prospectuses; (iv) file documents required of Matritech for normal blue sky clearance in such states as shall be reasonably requested by the Purchaser, provided that Matritech shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions; (v) prepare and file listing applications for the Registrable Securities


                               Page 7 of 27 Pages
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registered as described herein to be listed on each securities exchange and quoted on each quotation service on which similar securities issued by Matritech are then listed or quoted; and (vi) provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all Registrable Securities.

      6.1.4 The right to sell Registrable Securities pursuant to the registration statement described herein will be automatically assigned to each transferee of Registrable Securities, provided such transferee agrees to be bound by the terms hereof as if it were a "Purchaser" hereunder. In the event it is necessary, in order to permit such a transferee to sell Registrable Securities pursuant to Matritech's registration statement, to amend the registration statement to name such transferee, such transferee shall, upon written notice to Matritech, be entitled to have Matritech make such amendment as soon as reasonably practicable. Notwithstanding the above provisions relating to Registration Expenses, in the event that such an amendment is requested, the transferee shall, at the request of Matritech, be obligated to reimburse Matritech for reasonable Registration Expenses incurred by it in connection with such amendment.

6.2   INDEMNIFICATION

      6.2.1 To the extent permitted by law, Matritech will indemnify and hold harmless the Purchaser selling Shares or Warrant Shares under such registration statement against any losses, claims, damages, or liabilities to which such Purchaser may become subject under the Act, the Securities Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or the omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, and Matritech will pay to such Purchaser, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that Matritech shall not be liable in any such case to the extent that such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or omission which occurs in reliance upon and in conformity with written information furnished to Matritech by or on behalf of such Purchaser expressly for use in preparation or connection with such registration, or the failure of such Purchaser to comply with the covenants and agreements contained herein; provided further, that the indemnification contained in this Section 6.2.1 with respect to any prospectus after is has been amended or supplemented, shall not inure to the benefit of such Purchaser (or any person controlling such Purchaser) from whom the person asserting such loss, claim, damage or liability shall have purchased Shares or Warrant Shares, that are the subject thereof if, after copies thereof have been delivered by Matritech to such Purchaser, such Purchaser shall have failed to send or give a copy of the prospectus as then amended or supplemented, as the case may be, to such person at or prior to the confirmation of such sale of such Shares or Warrant Shares, to such person, and, if such loss, claim, damage or liability would not have arisen but for the failure of such Purchaser to deliver the same.



                               Page 8 of 27 Pages
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      6.2.2 To the extent permitted by law, each Purchaser will indemnify and hold harmless Matritech, each of its directors, each of its officers who has signed the registration statement and each other person, if any, who controls Matritech within the meaning of Section 15 of the Securities Act, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject under the Securities Act, the Exchange Act or other federal or state securities law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based on any untrue statement or any omission in such registration statement (including any prospectus, exhibit, supplement or amendment included in or relating thereto), in each case to the extent (and only to the extent) that such statement or omission was made in reliance upon and in conformity with written information furnished by or on behalf of such Purchaser expressly for use in preparation or connection with such registration; and each such Purchaser will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection in connection with investigating or defending any such loss, claim, damage, liability, or action; provided that, in no event shall any Purchaser's liability for indemnification claims under this subsection exceed the greater of the aggregate purchase price of the Units purchased by the Purchaser and the net proceeds from the offering received by such Purchaser, except in the case of willful fraud by such Purchaser.

      6.2.3 Promptly after receipt by an indemnified party under this Section
6.2 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6.2, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.2.

      6.2.4 If the indemnification provided for in this Section 6.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying


                               Page 9 of 27 Pages
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party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, that, in no event shall any contribution by the Purchaser under this subsection 6.2.4 exceed the greater of the aggregate purchase price of the Units purchased by the Purchaser and the net proceeds from the offering received by such Purchaser, except in the case of willful fraud by such Purchaser. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

      6.2.5 The obligations of Matritech and the Purchaser under this Section
6.2 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 6.2, and otherwise.

                            7. COVENANTS OF PURCHASER

      7.1 RIGHT OF COMPANY TO SUSPEND USE OF REGISTRATION STATEMENT. . At any time Matritech may suspend the Purchaser's right to resell any Registrable Securities pursuant to the registration statement; provided, however, that in order to exercise this right of suspension, Matritech must deliver a certificate in writing to the Purchaser to the effect that a suspension of such sale is necessary because a sale pursuant to such registration statement in its then-current form could constitute a violation of the federal securities laws. In no event shall such suspension exceed ten (10) trading days; provided, however, that if, prior to the expiration of such ten (10) trading day period, Matritech delivers a certificate in writing to the Purchaser to the effect that a further suspension in such sale for an additional period not to exceed ten
(10) trading day period is necessary because the disclosures required to be made for a sale pursuant to such registration statement to be in compliance with federal securities laws would be seriously detrimental to Matritech and its stockholders. Matritech may not utilize this right more than once in any three
(3) month period.

      7.2 RESTRICTIONS ON SHORT-SALES. The Purchaser shall not engage in any short-sales of Matritech's Common Stock prior to the effectiveness of the Registration Statement, except to the extent that any such short-sale is fully covered by freely tradable shares of Common Stock of Matritech.



                              Page 10 of 27 Pages
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                8. RESTRICTIONS ON TRANSFERABILITY OF SECURITIES

                         COMPLIANCE WITH SECURITIES ACT

      8.1 RESTRICTIONS ON TRANSFERABILITY. The Shares, Warrants and Warrant Shares shall not be transferable in the absence of a registration under the Securities Act or an exemption therefrom or in the absence of compliance with any term of this Agreement. Matritech shall be entitled to give stop transfer instructions to the transfer agent with respect to the Shares in order to enforce the foregoing restrictions.

      8.2 RESTRICTIVE LEGEND. Each certificate representing Shares, Warrants, and Warrant Shares shall bear substantially the following legends (in addition to any legends required under applicable securities laws):

      THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AS TO THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION. THESE SECURITIES ARE SUBJECT TO A COMMON STOCK AND WARRANT PURCHASE AGREEMENT.

      The legend contained in this Section 8.2 will be removed from a certificate if (i) in Matritech's opinion the Shares or Warrant Shares represented by such certificates are available for resale pursuant to Rule 144(k) under the Securities Act, or (ii) such Shares or Warrant Shares are sold pursuant to an effective registration statement with the SEC.

                                9. MISCELLANEOUS

      9.1   TERMINATION OF AGREEMENT.

            9.1.1 This Agreement may be terminated at any time by Matritech or Purchaser if there has been a material breach of any material representation, warranty, covenant or agreement on the part of the other party set forth in this agreement, which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within thirty (30) calendar days following receipt by the breaching party of written notice of such breach from the other party.

            9.1.2 From and after the termination of the Agreement, the covenants, obligations and agreements of the parties set forth herein shall be of no further force or effect and the parties shall be under no further obligation with respect thereto.

      9.2 COMMERCIALLY REASONABLE EFFORTS. Each of Matritech and Purchaser shall use its commercially reasonable efforts to take all actions required under any law, rule or regulation adopted subsequent to the date hereof in order that Matritech may sell the Units to Purchaser and Purchaser may purchase the Units, and to ensure that the conditions to a Closing set forth herein are satisfied on or before the scheduled date of such Closing.



                              Page 11 of 27 Pages

      9.3 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Delaware as applied to contracts entered into solely between residents of, and to be performed entirely within, such state.

      9.4 SURVIVAL. The representations and warranties in Sections 2 and 3 of this Agreement shall survive any investigation made by Purchaser or Matritech and the Closing; provided that such representations and warranties shall not be construed so as to constitute representations and warranties concerning circumstances existing after the date of this Agreement.

      9.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned by a party without the prior written consent of the other party.

      9.6 ENTIRE AGREEMENT; AMENDMENT. This Agreement, the Warrants and other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersedes all prior agreements and understanding among the parties relating to the subject matter hereof. With the exception of Section 6 hereof, the terms of this Agreement may be waived or amended with the written consent of Matritech and Purchaser.

      9.7 NOTICES AND DATES. Any notice or other communication given under this Agreement shall be sufficient if in writing and sent by registered or certified mail, domestic or international courier, or facsimile, return receipt requested, postage or courier charges prepaid, to a party at its address set forth below (or at such other address as shall be designated for such purpose by such party in a written notice to the other party hereto):

            (a) if to Matritech, to:

            Matritech, Inc.
            330 Nevada Street
            Newton, MA 02460
            Attention: Chief Executive Officer
            Fax: (617) 928-0821
            Phone: (617) 928-0820

            (b)if to Purchaser, to the address set
            forth on the attached Schedule of Purchasers

            All such notices and communications shall be effective one (1) trading day after being sent by facsimile with confirmation of receipt or five
(5) trading days after being sent by courier.



                              Page 12 of 27 Pages

              [The rest of this page is intentionally left blank.]







                              Page 13 of 27 Pages

      9.8 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder to of the terms, provisions, covenants and restriction of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      9.9 COSTS AND EXPENSES. Each party hereto shall pay its own costs and expenses incurred in connection herewith, including the fees of its counsel, auditors and other representatives, whether or not the transactions contemplated herein are consummated.

      9.10 NO THIRD PARTY RIGHTS. Nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a party to this Agreement.

      9.11 COUNTERPARTS. This Agreement may be executed in counterparts, and each such counterpart shall be deemed an original for all purposes, but such counterparts shall together constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

MATRITECH, INC.                                 PURCHASER


By:__________________                           By: ___________________
Name:                                           Name:
Title:                                          Title:
                                                Address:
                                                Number of Units: ___________






                              Page 14 of 27 Pages

                                    Exhibit A
                             Schedule of Purchasers

PURCHASER                                       NUMBER OF UNITS









                              Page 15 of 27 Pages

                             Exhibit B to Agreement
                                 Form of Warrant







                              Page 16 of 27 Pages

                                    EXHIBIT B

               Form of Warrant to Purchase Shares of Common Stock







                              Page 17 of 27 Pages

      THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THIS WARRANT AND PURSUANT TO A REGISTRATION STATEMENT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AS TO THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION.

WARRANT NO. _______                                  NUMBER OF SHARES _______

                         WARRANT TO PURCHASE SECURITIES
                               OF COMMON STOCK OF

                                 MATRITECH, INC.

      1. COMMON STOCK AND WARRANT PURCHASE AGREEMENT. This Warrant is issued to ______________________ ("Purchaser") pursuant to the Common Stock and Warrant Purchase Agreement dated as of December __, 2002 between Matritech, Inc., a Delaware corporation ("Matritech" or the "Company"), and Purchaser ("Purchase Agreement") in which Matritech issued Units to Purchaser. Each "Unit" is composed of three shares of Matritech Common Stock ("Shares") and a warrant to purchase one share of Matritech Common Stock. This Warrant is part of the Unit.

      2. NUMBER AND PRICE OF SHARES SUBJECT TO WARRANT.

(A) GENERAL TERMS. Subject to the terms and conditions herein set forth Purchaser is entitled to purchase from Matritech, at any time in whole or from time to time in part commencing on the date hereof and until December __, 2005, shares (which number of shares is subject to adjustment as described below) of fully paid and nonassessable Common Stock, $.01 par value, of Matritech ("Warrant Shares"), upon surrender of this Warrant at the principal office of Matritech and upon payment of the purchase price by wire transfer to Matritech or cashiers check drawn on a United States bank made to the order of Matritech. Subject to adjustment as hereinafter provided, the purchase price of one Warrant Share (or such securities as may be substituted for one Warrant Share pursuant to the provisions hereinafter set forth) shall be $2.30. The purchase price of one Warrant Share (or such securities as may be substituted for one Warrant Share pursuant to the provisions hereinafter set forth) payable from time to time upon the exercise of this Warrant (whether such price be the price specified above or an adjusted price determined as hereinafter provided) is referred to herein as the "Warrant Price."

(b) Notwithstanding the foregoing Section (a), if, and only if, there is not a registration statement currently in effect, the Purchaser shall have the option to effectuate payment of the Warrant Price by a cashless exercise by faxing an Exercise Notice and including a calculation of the number of


                              Page 18 of 27 Pages
shares of to be issued upon such exercise in accordance with the terms hereof (a "Cashless Exercise"). In the event of a Cashless Exercise, the Purchaser shall surrender this Warrant for that number of Warrant Shares determined by (i) multiplying the number of Warrant Shares for which this Warrant is being exercised by the Per Share Warrant Value and (ii) dividing the product by the closing bid price of one share of the Common Stock on the Trading Day immediately preceding the date of receipt of the fax by Matritech. The term " Per Share Warrant Value" shall mean, with respect to any exercise (in whole or in part) of this Warrant the difference resulting from subtracting the Warrant Price from the closing bid price of one share of Common Stock on the Trading Day immediately preceding the date of receipt of the fax by Matritech.

            (B) EARLY TERMINATION OF WARRANT. Notwithstanding the foregoing, in the event that the closing price per share of Matritech's Common Stock as reported on the Nasdaq Stock Market (or such other equivalent market or exchange) exceeds $4.60 for a period of thirty (30) consecutive trading days (a "Callable Event") and provided that the Resale Registration Statement is currently effective, then Matritech may, on or before the tenth (10th) trading day after such Callable Event has occurred, send a written notice (a "Call Notice") to Purchaser that a Callable Event has occurred and that the Warrant shall terminate on the thirtieth (30th) day after the date the Call Notice became effective pursuant to Section 11 below. Purchaser shall have thirty (30) days after the date such Call Notice became effective to exercise this Warrant in accordance with the terms and conditions of this Warrant. In the event Purchaser does not exercise this Warrant within such thirty (30) day period, this Warrant shall automatically terminate. Notwithstanding the foregoing thirty
(30) day period with which Purchaser may exercise the Warrant after a Call Notice has been delivered, if during such time period, (i) the registration statement described in the Purchase Agreement covering such Warrant Shares (the "Registration Statement") shall not be effective, or (ii) Matritech shall have delayed Purchaser's ability to sell securities covered by the Registration Statement, then, in either case, the time period that Purchaser has to exercise the Warrant after a Call Notice becomes effective shall be extended until the Purchaser shall have been permitted to sell the Warrant Shares pursuant to the Registration Statement for a consecutive period of thirty (30) days after the date the Call Notice shall have been delivered. If after the issue date of this Warrant the Nasdaq Stock Market shall permit "after-hours" trading or continuous trading, then for the purposes of determining the average of "daily closing price" as of any date, such price on any trading day shall be deemed to be the closing price during the "regular trading hours" designated as such by Nasdaq, or if no such period shall be so designated, then the closing price for such trading day as reported on the next business day by The Wall Street Journal.

      3. ADJUSTMENT OF WARRANT PRICE AND NUMBER OF SHARES. The number and kind of securities issuable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

            (A) ADJUSTMENT FOR DIVIDENDS IN STOCK OR OTHER SECURITIES OR PROPERTY. In case at any time or from time to time on or after the date hereof the holders of the Common Stock of Matritech (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the


                              Page 19 of 27 Pages
determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash in connection with regular or ordinary dividends) of Matritech by way of dividend, then and in each case, the holder of this Warrant shall, upon the exercise hereof, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash in connection with regular or ordinary dividends) of Matritech which such holder would hold on the date of such exercise had it been the holder of record of such Common Stock on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by paragraphs (b) and (c) of this Section 3.

            (B) ADJUSTMENT FOR RECLASSIFICATION, REORGANIZATION OR MERGER. In case of any reclassification or change of the outstanding securities of Matritech or of any reorganization of Matritech (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in paragraphs (a) and (c); and in each such case, the terms of this Section 3 shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consummation.

            (C) STOCK SPLITS AND REVERSE STOCK SPLITS. If at any time on or after the date hereof Matritech shall subdivide its outstanding shares of Common Stock into a greater number of shares, the Warrant Price in effect immediately prior to such subdivision shall thereby be proportionately reduced and the number of shares receivable upon exercise of the Warrant shall thereby be proportionately increased; and, conversely, if at any time on or after the date hereof the outstanding number of shares of Common Stock shall be combined into a smaller number of shares, the Warrant Price in effect immediately prior to such combination shall thereby be proportionately increased and the number of shares receivable upon exercise of Warrant shall thereby be proportionately decreased.

SECTION 4 NOTICE OF CERTAIN EVENTS.

      In case at any time Matritech shall propose to its shareholders:

            (a) to pay any dividend or make any distribution on shares of Common Stock in shares of Common Stock or make any other distribution (other than regularly scheduled cash dividends which are not in a greater amount per share than the most recent such cash dividend) to all holders of Common Stock; or



                              Page 20 of 27 Pages

            (b) to issue any rights, warrants, or other securities to all holders of Common Stock entitling them to purchase any additional shares of Common Stock or any other rights, warrants, or other securities; or

            (c) to effect any material: reclassification or change of outstanding shares of Common Stock or any consolidation, merger, sale, lease, or conveyance of property; or

            (d) to effect any liquidation, dissolution, or winding-up of the Company; or

            (e) to take any other action which would cause an adjustment to the Warrant Price;

then, and in any one or more of such cases, Matritech shall give written notice thereof by courier, to the Purchaser, mailed at least fifteen (15) days prior to: (1) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such dividend, distribution, rights, warrants, or other securities are to be determined, (2) the date on which any such reclassification, change of outstanding shares of Common Stock, consolidation, merger, sale, lease, conveyance of property, liquidation, dissolution, or winding-up is expected to become effective and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, change of outstanding shares, consolidation, merger, sale, lease, conveyance of property, liquidation, dissolution, or winding-up, or
(3) the date of such action which would require an adjustment to the Warrant Price.

      5. NO FRACTIONAL SHARES. No fractional shares of Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares which would otherwise be issuable, Matritech shall pay cash equal to the product of such fraction multiplied by the closing price of one Warrant Share as reported on the Nasdaq System on the date of exercise.

      6. NO STOCKHOLDER RIGHTS. This Warrant shall not entitle its holder to any of the rights of a stockholder of Matritech.

            7. RESERVATION OF STOCK. Matritech covenants that during the period this Warrant is exercisable, Matritech will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Warrant Shares upon the exercise of this Warrant. Matritech agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of this Warrant.

      8. EXERCISE OF WARRANT. This Warrant may be exercised by the holder hereof, in whole or in part, by the surrender of this Warrant and the Notice of Exercise attached hereto as


                              Page 21 of 27 Pages

Exhibit A duly completed and executed on behalf of the holder hereof, at the principal office of Matritech together with payment in full of the Warrant Price then in effect with respect to the number of Warrant Shares as to which the Warrant is being exercised. The Warrant Price shall be by wire transfer to Matritech or cashiers check drawn on a United States bank made to the order of Matritech. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise and payment of the applicable Warrant Price as provided above, and the person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. As promptly as practicable on or after such date and in any event within ten (10) days thereafter, Matritech at its expense shall cause to be issued and delivered to the person or persons entitled to receive the same a certificate or certificates for the number of full Warrant Shares issuable upon such exercise, together with cash in lieu of any fraction of a share as provided above. The Warrant Shares issuable upon exercise hereof shall, upon their issuance, be fully paid and nonassessable. In the event that this Warrant is exercised in part, Matritech at its expense will execute and deliver a new Warrant of like tenor exercisable for the number of shares for which this Warrant may then be exercised.

      9. CERTIFICATE OF ADJUSTMENT. Whenever the Warrant Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, Matritech shall promptly deliver to the record holder of this Warrant a certificate of an officer of Matritech setting forth the nature of such adjustment and a brief statement of the facts requiring such adjustment.

      10. TRANSFERABILITY. This Warrant is not transferable.

      11. REPLACEMENT OF WARRANTS. On receipt of evidence reasonably satisfactory to Matritech of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction of any Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to Matritech or, in the case of any such mutilation, on surrender and cancellation of such Warrant, Matritech at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

      12. MISCELLANEOUS. This Warrant shall be governed by the laws of the State of Delaware. The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by Matritech and the registered holder of this Warrant. All notices and other communications from Matritech to the holder of this Warrant shall be sufficient if in writing and sent by registered or certified mail, domestic or international courier, or facsimile, return receipt requested, postage or courier charges prepaid, to the address furnished to Matritech in writing by Purchaser. All such notices and communications shall be effective one (1) trading day after being sent by facsimile with confirmation of receipt or five (5) trading days after being sent by courier. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions.



                              Page 22 of 27 Pages

      13. TERMINATION. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate on December __, 2005 or such earlier time as provided in Section 2 above.

      ISSUED as of the date first written above.

                                          MATRITECH, INC.


                                          By:
                                              ------------------------------
                                          Name:
                                          Title:







                              Page 23 of 27 Pages

EXHIBIT A

                          NOTICE OF INTENT TO EXERCISE
                  (To be signed only upon exercise of Warrant)


To:   MATRITECH, INC.

The undersigned, the Holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, _____________ ____________________________ (_____________) shares of
Common Stock of Matritech, Inc. and herewith (i) makes payment of ____________________ Dollars ($__________) thereof or (ii) authorizes the cancellation of _____ Warrant Shares, which represent the amount of Warrant Shares as provided in the attached Warrant to be canceled in connection with such exercise, all in accordance with the conditions and provisions of said Warrant and requests that the certificates for such shares be issued in the name of, and delivered to ________________________________, whose address is
____________________________.

      DATED: ______________


                              __________________________________________________
                              (Signature must conform in all respects to name of Holder as specified on the face of the Warrant)


                                    ____________________________________________

                                    ____________________________________________
                                    (Address)






                              Page 24 of 27 Pages